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Vicor Corporation

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Vicor Corporation Affirms Virtual Format of 2020 Annual Meeting of Stockholders

ANDOVER, MA, June 23, 2020 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today affirmed its 2020 Annual Meeting of Stockholders (“Annual Meeting”) will be conducted via audio webcast, as had previously been announced on June 4, 2020.

Computershare will host the virtual Annual Meeting. To access the virtual Annual Meeting, parties should go to http://www.meetingcenter.io/247759552 no later than 8:45 am on June 26, 2020.

A stockholder or guest will be admitted upon entering his or her name and email address, as well as the password VICR2020, on the launch page of this website.

Stockholders who did not register with Computershare by June 19, 2020, pursuant to the instructions set forth in the press release of June 4, 2020, will not be able to vote, change a previously submitted vote, review the stockholder list, or ask questions. Stockholders and guests who did not register with Computershare will be in listen-only mode for the entirety of the webcast.

Following completion of the Annual Meeting, an audio replay and the presentation materials will be made available on Vicor’s Investor Relations website.

About Vicor Corporation

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com